Blue Sphere Corporation 10-Q

Exhibit 10.7

AMENDMENT #5

TO THE SECURITIES PURCHASE AGREEMENT AND
TO THE $1,579,500 PROMISSORY NOTE

This Amendment #5, dated May 10, 2017 (this “Amendment”), is by and between Blue Sphere Corporation, a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”)

WHEREAS, the Issuer and the Investor entered into a Securities Purchase Agreement Document SPA-10212016 (the “SPA”) dated as of October 24, 2016, pursuant to which the Issuer issued to the Investor a $1,053,000 Promissory Note (the “Note”), a Warrant, and Origination Shares (All capitalized terms not otherwise defined herein shall have the meanings given such terms in the SPA).

WHEREAS, the Issuer and the Investor previously entered into Amendment #1 to the SPA and the Note dated February 15, 2017 adding an Origination Share beneficial ownership limit;

WHEREAS, the Issuer and the Investor previously entered into a Letter Agreement dated March 1, 2017 extending certain deadlines in the Note and in the Warrants issued under the SPA;

WHEREAS, the Issuer and the Investor previously entered into Amendment #2 to the SPA and the Note dated March 14, 2017 increasing the dollar amount of the Note;

WHEREAS, the Issuer and the Investor previously entered into a second Letter Agreement dated April 4, 2017 further extending certain deadlines in the Note and in the Warrants issued under the SPA;

WHEREAS, the Issuer and the Investor previously entered into Amendment #3 to the SPA and the Note dated April 4, 2017 extending the Maturity Date of the Note and the date for delivery of the Origination Shares;

WHEREAS, the Issuer and the Investor previously entered into Amendment #4 to the SPA and the Note dated April 28, 2017 further extending the Maturity Date of the Note and the date for delivery of the Origination Shares and further extending certain deadlines in the Note and in the Warrants issued under the SPA;

WHEREAS, the Investor has paid all $1,500,000 of Consideration to the Issuer under the Note as previously amended by Amendment #2; and

WHEREAS, the Issuer requests that the dollar amount of the Note again be increased to permit the Investor to pay additional Consideration to the Issuer under the Note.

NOW, THEREFORE, the Issuer and the Investor agree to amend the SPA and the Note as follows:

1.	Note Amount. The Principal Sum of the Note, as previously amended, is hereby increased from $1,579,500 to $2,106,000 and the Consideration is increased to $2,000,000. The first four sentences of the second paragraph of the Note are hereby amended and replaced with the following:

“The Principal Sum is up to $2,106,000 (two million one hundred six thousand) plus accrued and unpaid interest and any other fees. The Consideration is $2,000,000 (two million) payable by wire. The Investor shall pay $750,000 of Consideration in accordance with the attached Funding Schedule in its sole election. The Investor may pay up to an additional $1,250,000 of Consideration to the Issuer in such amounts and at such dates as the Investor may choose, however, the Issuer has the right to reject any of those payments within 24 hours of receipt of rejected payments.”

2.	SPA Amendments. The reference to a Note aggregate principal amount of $1,579,500 contained in Section 1.1 of the SPA, as previously amended, shall be amended to refer to a Note aggregate principal amount of $2,106,000. The reference to a total Consideration amount of $1,500,000 contained in Section 1.4 of the SPA shall be amended to refer to a total Consideration amount of $2,000,000. All references to the SPA or the Note in any of the Transaction Documents, including any Warrants issued after the date of the SPA, shall refer to the SPA, as amended, and to the Note, as amended.

3.	TA Letters. The Issuer agrees that the terms of the irrevocable instruction letter dated October 24, 2016 in which the Issuer irrevocably authorized and instructed ClearTrust, LLC to issue shares of common stock of the Issuer to the Investor without any further action or confirmation by the Issuer upon ClearTrust's receipt from the Investor of a Conversion Notice or Exercise Notice shall apply to the Note as amended and shall apply to all warrants the Issuer has issued to the Investor pursuant to the terms of the SPA as amended. In addition, the Issuer agrees that the terms of the irrevocable instruction letter dated October 24, 2016 in which the Issuer irrevocably authorized and instructed ClearTrust, LLC to issue shares of common stock of the Issuer to the Investor without any further action or confirmation by the Issuer upon ClearTrust's receipt from the Investor of a request for issuance of Origination Shares pursuant to the Issuer's obligations under the SPA shall apply to all requests for issuance of Origination Shares pursuant to the Issuer's obligations under the SPA as amended. If ClearTrust requires the Issuer and/or the Investor to deliver to ClearTrust new irrevocable instruction letters to give effect to the terms of this paragraph, the Issuer agrees that it will cooperate in good faith with the Investor in drafting and executing the new irrevocable instruction letters and any supporting documents required by ClearTrust and the Issuer shall promptly deliver the new irrevocable instruction letters to ClearTrust.

ALL OTHER TERMS AND CONDITIONS OF THE SPA AND THE NOTE, AS PREVIOUSLY AMENDED, REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this Amendment by signing below:

/s/ Shlomi Palas	/s/ JMJ Financial
Shlomi Palas	JMJ Financial
Blue Sphere Corporation	Its Principal
Chief Executive Officer